Exhibit 10.8

Location: Dozza, Italy
Unit No.: __________

DAYS INN SYSTEM
LICENSE AGREEMENT

                THIS LICENSE AGREEMENT (“Agreement”), dated 1 March, 2004, is between DAYS MASTER ITALIA S.p.a., an Italian company with liability limited by stock, (“we”, “our” or “us”), and HOSPITALIA S.p.a., an Italian company with liability limited by stock (“you”). The definitions of capitalized terms are found in Appendix A. In consideration of the following mutual promises, the parties agree as follows:

1.   License .   We have the right to license and franchise to you the distinctive “Days Inn” System for providing transient guest lodging services for any location we approve in the Territory. We grant to you and you accept the License, effective and commencing on the Opening Date and ending on the earliest to occur of the Term’s expiration or a Termination. You will call the Facility a “Days Inn”. You may adopt additional or secondary designations for the Facility with our prior written consent, which we may withhold, condition, or withdraw on written notice in our sole discretion.

2.   Days Inns Franchisee Advisory Association.  We participate on your behalf in the Days Inn Franchisee Advisory Association, a Delaware, U.S.A. corporation that is the organization of Days Inn System licensees, in accordance with the Bylaws and Certificate of Incorporation of the Association, as amended.

3.   Your Improvement and Operating Obligations.   Your obligations to improve, operate and maintain the Facility are:

3.1  Improvements.

         You must provide us with proof that you own or lease the Facility before or within 30 days after the Effective Date.

         You must begin renovation of the Facility no later than sixty (60) days after the date when You will receive from us our approval together with the Punch List substantially similar to that attached to this Agreement.

         The deadline for completing the pre-opening phase of conversion and renovation, when the Facility must score at least 400 points (or equivalent score) under our quality assurance inspection system and be ready to open for business under the System, is one hundred twenty(120) days after the Effective Date.

         All renovations will comply with Territory System Standards, any Approved Plans and any Punch List approved by us.

         Your general contractor or you must carry the insurance required under this Agreement during renovation.

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         You must complete the pre-opening renovation specified on the Punch List and the Facility must pass its pre-opening quality assurance inspection with a score of at least 400 points (or equivalent) before we consider the Facility to be ready to open under the System.

         You must continue renovation and improvement of the Facility after the Opening Date as the Punch List requires so that the Facility scores at least 425 points (or equivalent) on a quality assurance inspection within nine (9) months after the Opening Date.

         We may, in our sole discretion, terminate this Agreement by giving written notice to you (subject to applicable law) if :

         (1) you do not commence or complete the pre-opening or post-opening improvements of the Facility by the dates specified in this Section, or

         (2) you prematurely identify the Facility as a Chain Facility or begin operation under the System name described in Schedule B in violation of Section 3.3 and you fail to either complete the pre-opening Improvement Obligation or cease operating and/or identifying the Facility under the Marks and System within five days after we send you written notice of default.

         Time is of the essence for the Improvement Obligation. We may, however, in our sole discretion, grant one or more extensions of time to perform any phase of the Improvement Obligation. You will pay us a non-refundable extension fee of € 50.00 (fifty /00) per room for each day of any extension of the deadline for completing pre-opening improvements. This fee will be payable to us after each 30 days of the extension. You will pay us the balance of the extension fee outstanding when the Facility opens under the System 10 days after the Opening Date. The grant of an extension will not waive any other default existing at the time the extension is granted.

3.2  Improvement Plans.   You will create plans and specifications for the work described in Section 3.1 (based upon the Territory System Standards and this Agreement) if we so request and submit them for our approval before starting improvement of the Location. We will not unreasonably withhold or delay our approval, which is intended only to test compliance with Territory System Standards, and not to detect errors or omissions in the work of your architects, engineers, contractors or the like. Our review does not cover technical, architectural or engineering factors, or compliance with federal, state or local laws, regulations or code requirements. We will not be liable to your lenders, contractors, employees, guests, others, or you on account of our review or approval of your plans, drawings or specifications, or our inspection of the Facility before, during or after renovation or construction. Any material variation from the Approved Plans requires our prior written approval. You will promptly provide us with copies of permits, job progress reports, and other information as we may reasonably request. We may inspect the work while in progress without prior notice.

3.3  Pre-Opening.   You may identify the Facility as a Chain Facility prior to the Opening Date, or commence operation of the Facility under a Mark and using the System, only after first obtaining our approval or as permitted under and strictly in accordance with the Territory System Standards Manual. If you identify the Facility as a Chain Facility or operate the Facility under a Mark before the Opening Date without our express written consent, then in addition to our remedies under Sections 3.1 and 11.2, you will begin paying the Royalty to us, as specified in Section 7.1, from the date you identify or operate the Facility using the Mark. We may delay the Opening Date until you pay the Royalty accruing under this Section.

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3.4  Operation.   You will operate and maintain the Facility continuously after the Opening Date on a year-round basis as required by Territory System Standards and offer transient guest lodging and other related services of the Facility (including those specified on Schedule B) to the public in compliance with the law and Territory System Standards. You will keep the Facility in a clean, neat, and sanitary condition. You will clean, repair, replace, renovate, refurbish, paint, and redecorate the Facility and its FF&E as and when needed to comply with Territory System Standards. The Facility will accept payment from guests by all credit and debit cards we designate in the Territory System Standards Manual. You may add to or discontinue the amenities, services and facilities described in Schedule B, or lease or subcontract any service or portion of the Facility, only with our prior written consent which we will not unreasonably withhold or delay. Your front desk operation, telephone system, parking lot, swimming pool and other guest service facilities may not be shared with or used by guests of another lodging or housing facility.

3.5  Training.   You (or a person with executive authority if you are an entity) and the Facility’s manager will attend the training programs described in Section 4.1 we designate as mandatory for licensees or managers, respectively. You will train or cause the training of all Facility personnel as and when required by Territory System Standards and this Agreement. You will pay for all travel, lodging, meals and compensation expenses of the people you send for training programs, the cost of training materials and other reasonable charges we may impose for training under Section 4.1. You will direct the Facility staff to attend Property Opening Training and reimburse us for our expenses for the training as discussed in Section 4.1.2.

3.6     Marketing.   You will participate in System marketing programs, including the Directory and the Reservation System. You will obtain and maintain the computer and communications service and equipment we specify to participate in the Reservation System. You will comply with our rules and standards for participation, and will honor reservations and commitments to guests and travel industry participants. You may implement, at your option and expense, your own local advertising. Your advertising materials must use the Marks correctly, and must comply with Territory System Standards or be approved in writing by us prior to publication. You will stop using any non-conforming, out-dated or misleading advertising materials if we so request.

3.6.1 You may participate in any regional marketing, training or management alliance or cooperative of Chain licensees formed to serve the Chain Facilities in your area. We may assist the cooperative collect contributions. You may be excluded from cooperative programs and benefits if you don’t participate in all cooperative programs according to their terms, including making payments and contributions when due.

3.7  Governmental Matters.   You will obtain as and when needed all governmental permits, licenses and consents required by law to construct, acquire, renovate, operate and maintain the Facility and to offer all services you advertise or promote. You will pay when due or properly contest all state and local payroll, withholding, unemployment, beverage, permit, license, property, ad valorem and other taxes, assessments, fees, charges, penalties and interest, and will file when due all governmental returns, notices and other filings.

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3.8  Inspections and Audits.   You will permit our representatives to perform quality assurance inspections of the Facility and audit your financial and operating books and records (including tax returns) particularly those relating to the Facility and any related business, with or without prior notice of the inspection or audit. Our inspections are solely for the purposes of checking compliance with Territory System Standards and this Agreement and will be performed in accordance with the provisions of the Italian and E.U. “Privacy” Laws. In consequence you have the right not to disclose any operating books and records that in your opinion are not fitting those purposes and provisions. The inspections and audits will commence during normal business hours, although we may observe Facility operation and accounting activity at any time. You, the Facility staff and your other agents and employees will cooperate with our inspectors and auditors in the performance of their duties. You will pay us any underpayment of, and we will pay you or credit your Recurring Fee account for any overpayment of, Recurring Fees discovered by an audit. If the Facility does not pass an inspection, you refuse to cooperate with our inspectors or our auditors when they arrive for an audit at a time scheduled at least 3 business days in advance or the audit reveals that you paid us less than 97% of the correct amount of Recurring Fees for a fiscal year or longer, you will pay us the Audit Fee described in Section 4.8, or the reasonable costs of travel, lodging and meal expenses for reinspection and any reinspection fee we may impose. We may publish or disclose the results of quality assurance inspections under the provision of the Italian and E.U. “Privacy” Laws.

3.9  Reports and Accounting.   You will prepare and submit timely monthly reports containing the information we require about the Facility’s performance during the preceding month. You will prepare and submit other reports and information about the Facility as we may reasonably request from time to time or in the Territory System Standards Manual. You will prepare and maintain any reports required under the Territory System Standards Manual in the Facility’s property management or reservation computer system, including the name and address of Facility guests, if collected, and send them to us or allow us to access them by means of a telephone datalink. You will allow us access to the reports and data stored on the Facility’s property management or reservation computer system via telephone, provided that we will not unreasonably interfere with normal functioning of the property management or reservation computer system. You will maintain accounting books and records in accordance with the Italian generally accepted accounting principles, as amended, subject to this Agreement and other reasonable accounting standards we may specify from time to time. You will prepare and submit to us if we so request your annual and semi-annual financial statements. We do not require that your financial statements be independently audited, but you will send us a copy of your audited statements if you have them audited and we ask for them.

3.10  Insurance.   You will obtain and maintain during the Term of this Agreement the insurance coverage required under the Territory System Standards Manual from insurers meeting the standards established in the Manual. Unless we instruct you otherwise, your liability insurance policies will name us, Days Inns of America, Inc., Cendant Corporation, Cendant Finance Holding Corporation, Cendant Global Services, Inc., Cendant Global Services B.V., and their successors and assigns as additional insureds.

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3.11  Conferences.   You (or your representative with executive authority if you are an entity) will attend each annual Chain conference and pay the Conference Fee we set for the Chain licensees, if and when we determine to hold an annual Chain conference. Mandatory recurrent training for licensees and managers described in Section 4.1.3 may be held at a conference. The Fee will be the same for all Chain Facilities that we license. You will receive reasonable notice of a Chain conference.

3.12  Purchasing.   You will purchase or obtain certain items we designate as proprietary or that bear Marks, such as signage, only from suppliers we approve. You may purchase any other items for the Facility from any competent source you select, so long as the items meet or exceed Territory System Standards.

3.13  Good Will.   You will use reasonable efforts to protect, maintain and promote the name “Days Inn” and its distinguishing characteristics, and the other Marks. You will not permit or allow your officers, directors, principals, employees, representatives, or guests of the Facility to engage in conduct which is unlawful or damaging to the good will or public image of the Chain or System. You will participate in Chain-wide guest service and satisfaction guaranty programs we require in good faith for all Chain Facilities. You will follow Territory System Standards for identification of the Facility and for you to avoid confusion on the part of guests, creditors, lenders, investors and the public as to your ownership and operation of the Facility, and the identity of your owners.

3.14  Facility Modifications.  You may materially modify, diminish or expand the Facility (or change its interior design, layout, FF&E, or facilities) only after you receive our prior written consent, which we will not unreasonably withhold or delay. You will pay our Rooms Addition Fee then in effect for each guest room you add to the Facility. If we so request, you will obtain our prior written approval of the plans and specifications for any material modification, which  we will not unreasonably withhold or delay. You will not open to the public any material modification until we inspect it for compliance with the Approved Plans and Territory System Standards.

3.15  Courtesy Lodging.  You will provide lodging at the “Employee Rate” established in the Territory System Standards Manual from time to time (but only to the extent that adequate room vacancies exist) to our representatives traveling on business, but not more than three standard guest rooms at the same time.

3.16  Minor Renovations.  Beginning three years after the Opening Date, we may issue a “Minor Renovation Notice” to you that will specify reasonable Facility upgrading and renovation requirements (a “Minor Renovation”) to be commenced no sooner than 60 days after the notice is issued, having an aggregate cost for labor, FF&E and materials estimated by us to be not more than the Minor Renovation Ceiling Amount. You will perform the Minor Renovations as and when the Minor Renovation Notice requires. We will not issue a Minor Renovation Notice within three years after the date of a prior Minor Renovation Notice, or if the three most recent quality assurance inspection scores of the Facility averaged at least 425 points or equivalent and the most recent quality assurance inspection score for the Facility was at least 400 points or equivalent when the Facility is otherwise eligible for a Minor Renovation.

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4.   Our Operating and Service Obligations.   We will provide you with the following services and assistance:

4.1  Training.   We will offer hospitality management training, property opening, recurrent training and supplemental training.

4.1.1  Management Training.   Between 60 days before and 60 days after the projected Opening Date, we will provide (subject to space availability), and you or a person with executive authority if you are an entity and a Facility manager (usually the general manager) must complete, a training program to our satisfaction. The training program will be held at a location in the Territory or in the United States we designate, will not exceed two weeks in duration, and will cover such topics as Territory System Standards, services available from us, and operating a Chain Facility. We may charge you a reasonable fee for materials for each manager trainee. Any replacement general manager of the Facility must complete the training program within the time specified in the Territory System Standards Manual. No tuition will be charged for your first participation in this training but you must pay for your representative’s travel, lodging, meals, incidental expenses, compensation and benefits. We may charge you reasonable tuition for training for replacement general managers.

4.1.2  Property Opening Training.   We will provide at the Facility or another agreed location a “Property Opening Training” program (at our discretion as to length and scheduling) to assist you in opening the Facility. There is no tuition for the Property Training Program. However, you will provide our representatives with lodging during the Program and pay us a fee of € 300.00 (three hundreds /00) on daily basis to offset our representatives’ travel, meal and other out-of-pocket expenses.

4.1.3 Recurrent Training.   We will provide training for you and the Facility’s manager if we determine that additional training for licensees and managers is necessary from time to time. Training will be held in our Territory or DIA’s U.S. training center or other locations. You will pay for your representative’s travel, lodging, meals, incidental expenses, compensation and benefits for this training. This training may be held in conjunction with a Chain conference.

4.1.4 Supplemental Training.   We may offer optional training programs without charge or for tuition. There is usually a tuition charge for additional training which is provided to you or your staff at your request. We may offer or sell to you video tapes, computer discs or other on-site training aids and materials, or require you to buy them at reasonable prices.

4.1.5 Licensee Orientation Training.   We will conduct, and you (or a person with executive authority if you are an entity) will attend an orientation program to familiarize you with the System, the Chain, and our services in a location we designate, before or within 30 days after the Opening Date. The program will be no longer than three days. There will be no tuition charged but you will pay for the travel, lodging and meals of the persons who attend the program. If you become the licensee of additional Chain Facilities after you attend the program one time, attendance will be at your option.

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4.1.6 We may charge you a reasonable cancellation fee if you cancel your training program commitments or reservations within 30 days (or such shorter period as we may specify) before the start of any training program at which you or your representative has a reservation. We may charge you tuition for your representatives to attend mandatory sessions other than those people we require to attend the training and fees for instructional materials.

4.2  Reservation System.   We will operate and maintain (directly or by contracting with Global Services or an affiliate or one or more third parties) a computerized Reservation System or such technological substitute(s) as Global Services or DIA may determine, in their discretion. The Basic Reservation Charge for the acquisition, development, support, equipping, maintenance, improvement and operation of the Reservation System. We will provide software maintenance for the software we license to you to connect to the Reservation System if your Recurring Fee payments are up to date. The Facility will participate in the Reservation System, commencing with the Opening Date for the balance of the Term. We have the right to provide reservation services to lodging facilities other than Chain Facilities or to other parties. We will not offer callers to our general consumer toll free reservation telephone number in the United States the opportunity to make reservations for other lodging chains. We may offer any caller to our reservation telephone number in the Territory the opportunity to make reservations for other lodging facilities if there is no space available, or there is no Chain Facility, at the desired location of the caller.

4.3   Marketing.

4.3.1  We, Global Services and DIA will promote public awareness and usage of Chain Facilities by implementing advertising, promotion, publicity, market research and other marketing programs, training programs and related activities, and the production and distribution of publications and Directories. These parties will determine in their discretion: (i) The nature and type of media placement; (ii) The allocation (if any) among international, national, regional and local markets; and (iii) The nature and type of advertising copy, other materials and programs. These parties or their affiliates may be reimbursed for the reasonable direct and indirect costs, overhead or other expenses of providing marketing services from Royalties or other fees collected for marketing. We are not obligated to supplement or advance funds available from Chain licensees in the Territory to pay for marketing activities. We do not promise that the Facility or you will benefit directly or proportionately from marketing activities.

4.3.2  We may, at our discretion, implement or participate in special international, national, regional or local promotional programs (which may or may not include the Facility) and may make available to you (to use at your option) media advertising copy and other marketing materials for prices which reasonably cover the materials’ direct and indirect costs.

4.3.3.  We will cause DIA to include the Facility in the Chain Directory after it opens if you submit the information we request on time, and you are not in default under this Agreement at the time we must arrange for publication. We will supply Directories to you for display at locations specified in the Territory System Standards Manual or policy statements. We may assess you a reasonable charge for the direct and indirect expenses (including overhead) of producing and delivering the Directories on the same basis as we assess other Chain licensees in the Territory.

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4.4  Purchasing.   We may offer optional assistance to you with purchasing items used at or in the Facility. Our affiliates may offer this service on our behalf. We may restrict the vendors authorized to sell proprietary or Mark-bearing items in order to control quality, provide for consistent service or obtain volume discounts. We will maintain and provide to you lists of suppliers approved to furnish Mark-bearing items, or whose products conform to Territory System Standards.

4.5  The System.   We will control and establish requirements for all aspects of the System in the Territory, subject to Section 17.7.1. We may, in our discretion, change, delete from or add to the System, including any of the Marks or Territory System Standards, in response to changing market conditions. We may, in our discretion, permit deviations from Territory System Standards, based on local conditions and our assessment of the circumstances.

4.6  Consultations and Standards Compliance.   We will assist you to understand your obligations under Territory System Standards by telephone, mail, during quality assurance inspections, through the Territory System Standards Manual, at training sessions and during conferences and meetings we conduct. We will provide telephone and mail consultation on Facility operation and marketing through our representatives.

4.7  Territory System Standards Manual and Other Publications.   We will specify Territory System Standards in the Territory System Standards Manual, policy statements or other publications. We will lend you one copy of the Territory System Standards Manual promptly after we sign this Agreement. We will send you any Territory System Standards Manual revisions and/or supplements as and when issued. We will send you all other publications for Chain licensees in the Territory and all separate policy statements in effect from time to time.

4.8  Inspections and Audits.  We have the unlimited right to conduct unannounced quality assurance inspections of the Facility and its operations, records and Mark usage to test the Facility’s compliance with Territory System Standards and this Agreement, and the audits described in Section 3.8. We have the unlimited right to reinspect if the Facility does not achieve the score required on an inspection. We may impose a reinspection fee and will charge you for our costs as provided in Section 3.8. You will pay us an “Audit Fee” of € 1,000.00 (one thousand /00) on daily basis when we invoice you for an Audit Fee under Section 3.8. Effective any time after December 31, 2005 we may increase the Audit Fee on a Territory-wide basis to cover any increases in our audit costs on the basis of the fluctuation of Central Statistics Institute of Italy (ISTAT) Index, basis the last day of the month of the Effective Date. Our inspections are solely for the purposes of checking compliance with Territory System Standards and this Agreement and will be performed in accordance with the provisions of the Italian and E.U. “Privacy” Laws. In consequence you have the right not to disclose any operating books and records that in your opinion are not fitting those purposes and provisions.

5.   Term.   The Term begins on the Effective Date and expires on the day prior to the fifteenth anniversary of the Opening Date. Some of your duties and obligations will survive termination or expiration of this Agreement. NEITHER PARTY HAS RENEWAL RIGHTS OR OPTIONS.

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6.  Initial Fees.

6.1  Application and Initial Fees.   You will pay us a non-refundable Initial Fee in the amount of € 7,600.00 (seven thousands six hundreds /00) plus VAT, within sixty (60) days from the Effective Date.

7.   Recurring Fees and Interest.

7.1         You will pay us certain “Recurring Fees” in currency ten days after the month in which they accrue, without billing or demand. Recurring Fees include the following:

7.1.1  A “Royalty” equal to one and two-half percent (2.5%) plus VAT when due of Gross Room Revenues of the Facility accruing during the calendar month, accrues from the earlier of the Opening Date or the date you identify the Facility as a Chain Facility or operate it under a Mark until the end of the Term.

7.1.2  A “Marketing Contribution” equal to one percent (1%) plus VAT of Gross Room Revenues accruing during the calendar month, beginning when the Royalty does.

7.1.3 “Reservation System User Fee” including a “Basic Reservation Charge” for participation in and availability of the Reservation System as set forth in Schedule C, and the charges and fees referred to in Schedule C or Section 4.2 of this Agreement, accrues from the Opening Date until the end of the Term, including during suspension periods. We reserve the right to increase or modify the Reservation System User Fees for all Chain Facilities, and to add other fees and charges for new services, at our sole discretion as to amount or formula, from time to time, but with at least 30 days prior written notice, by substituting a new Schedule C or otherwise, to reflect changes in the fully allocated costs of providing Reservation System-related services, and to add, drop or modify the types of reservation services we offer. You will also pay or reimburse us for travel and other agent commissions paid for certain reservations at the Facility and a “GDS Fee” levied to pay for reservations for the Facility originated or processed through the Global Distribution System, the Internet and other reservation systems and networks. We may charge a reasonable service fee for this service. Days Inn Facilities outside the Territory may be charged for reservation service using a different formula.

7.3  “Interest” is payable when you receive our invoice on any past due amount payable to us under this Agreement at the rate of 1.5% per month or the maximum rate permitted by applicable law, whichever is less, accruing from the due date until the amount is paid.

7.4  If a transfer occurs, your transferee or you will pay us our then current Application Fee and a “Relicense Fee” equal to the Initial Fee we would then charge a new licensee for the Facility.

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8.   Indemnifications.

8.1  Independent of your obligation to procure and maintain insurance, you will indemnify, defend and hold the Indemnitees harmless, to the fullest extent permitted by law, from and against all Losses and Expenses, incurred by any Indemnitee for any investigation, claim, action, suit, demand, administrative or alternative dispute resolution proceeding, relating to or arising out of any transaction, occurrence or service at, or involving the operation of, the Facility, any breach or violation of any contract or any law, regulation or ruling by, or any act, error or omission (active or passive) of, you, any party associated or affiliated with you or any of the owners, officers, directors, employees, agents or contractors of you or your affiliates, including when you are alleged or held to be the actual, apparent or ostensible agent of the Indemnitee, or the active or passive negligence of any Indemnitee is alleged or proven. You have no obligation to indemnify an Indemnitee for damages to compensate for property damage or personal injury if a court of competent jurisdiction makes a final decision not subject to further appeal that the Indemnitee engaged in willful misconduct or intentionally caused such property damage or bodily injury. This exclusion from the obligation to indemnify shall not, however, apply if the property damage or bodily injury resulted from the use of reasonable force by the Indemnitee to protect persons or property.

8.2  You will respond promptly to any matter described in the preceding paragraph, and defend the Indemnitee. You will reimburse the Indemnitee for all costs of defending the matter, including reasonable attorneys’ fees, incurred by the Indemnitee if your insurer or you do not assume defense of the Indemnitee promptly when requested, or separate counsel is appropriate, in our discretion, because of actual or potential conflicts of interest. We must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on us or the Chain, or could serve as a precedent for other matters.

9.  Your Assignments, Transfers and Conveyances.

9.1  Transfer of the Facility.   This Agreement is personal to you (and your owners if you are an entity). We are relying on your experience, skill and financial resources (and that of your owners and the guarantors, if any) to sign this Agreement with you. You may finance the Facility and grant a lien, security interest or encumbrance on it without notice to us or our consent. You may transfer this Agreement only with our prior written consent. If a Transfer is to occur, the transferee or you must give us prior written notice of any proposed Transfer  with the procedures specified inSection 9.6. Transactions involving Equity Interests that are not Equity Transfers do not require our consent and are not Transfers.when the Transfer occurs.  The License is not transferable to your transferee, who has no right or

9.3  Conditions.  If a Transfer is to occur, We may ask You, and your owners, a guarantee for the payment of all amounts then owed to us and our affiliates by you, your owners, your affiliates, the transferee, its owners and affiliates, under this Agreement or otherwise. If We ask for the above guarantee, the transaction will not be effective until this  conditions are satisfied.

9.4  Permitted Transferee Transactions.   You may transfer an Equity Interest or effect an Equity Transfer to a Permitted Transferee without obtaining our consent.

9.5  Attempted Transfers.  Any transaction requiring our consent under this Section 9 in which our consent is not first obtained shall be void, as between you and us. You will continue to be liable for payment and performance of your obligations under this Agreement until we terminate this Agreement, all your financial obligations to us are paid and all System identification is removed from the Facility.

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9.6  Notice of Transfers.   You will give us at least 30 days prior written notice of any proposed Transfer or Permitted Transferee transaction. You will notify us when you sign a contract to Transfer the Facility and 10 days before you intend to close on the transfer of the Facility. We will respond to all requests for our consent and notices of Permitted Transferee transactions within a reasonable time not to exceed 30 days. You will notify us in writing within 30 days after a change in ownership of 25% or more of your Equity Interests that are not publicly held or that is not an Equity Transfer, or a change in the ownership of the Facility if you are not its owner. You will provide us with lists of the names, addresses, and ownership percentages of your owner(s) at our request.

10.   Our Assignments.   We may assign, delegate or subcontract all or any part of our rights and duties under this Agreement, including by operation of law, without notice and without your consent. We will have no obligations to you after you are notified that our transferee has assumed our obligations under this Agreement except those that arose before we assign this Agreement.

11.   Default and Termination.

11.1  Default.   In addition to the matters identified in Section 3.1, you will be in default under this Agreement if (a) you do not pay us when a payment is due, (b) you do not perform any of your other obligations when this Agreement and the Territory System Standards Manual require, or (c) if you otherwise breach this Agreement. If your default is not cured within ten days after you receive written notice from us that you have not filed your monthly report, paid us any amount that is due or breached your obligations regarding Confidential Information, or within 30 days after you receive written notice from us of any other default (except as noted below), then we may terminate this Agreement by written notice to you under Section 11.2. We will not exercise our right to terminate if you have completely cured your default, or until any waiting period required by law has elapsed. In the case of quality assurance default, if you have acted diligently to cure the default but cannot do so and have entered into a written improvement agreement with us within 30 days after the failing inspection, you may cure the default within 90 days after the failing inspection. We may terminate the License if you do not perform that improvement agreement.

11.2  Termination.   We may terminate the License, or this Agreement if the Opening Date has not occurred, effective when we send written notice to you or such later date as required by law or as stated in the default notice, when (1) you do not cure a default as provided in Section 11.1 or we are authorized to terminate under Section 3.1, (2) you discontinue operating the Facility as a “Days Inn”, (3) you do or perform, directly or indirectly, any act or failure to act that in our reasonable judgment is or could be injurious or prejudicial to the goodwill associated with the Marks or the System, (4) you lose possession or the right to possession of the Facility, (5) you (or any guarantor) suffer the termination of another license or franchise agreement with us or one of our affiliates, (6) you intentionally maintain false books and records or submit a materially false report to us, (7) you (or any guarantor) generally fail to pay debts as they come due in the ordinary course of business, (8) you, any guarantor or any of your owners or agents misstated to us or omitted to tell us a material fact to obtain or maintain this Agreement with us, (9) you receive two or more notices of default from us in any one year period (whether or not you cure the defaults), (10) a violation of Section 9 occurs, or a Transfer occurs before the relicensing process is completed, (11) you or any of your Equity Interest owners contest in court the ownership or right to franchise or license all or any part of the System or the validity of any of the Marks, (12) subject to applicable laws affecting the rights of creditors, you, any guarantor or the Facility is subject to any voluntary or involuntary bankruptcy, liquidation, dissolution, receivership, assignment, reorganization, moratorium, composition or a similar action or proceeding that is not dismissed within 60 days after its filing, or (13) you maintain or operate the Facility in a manner that endangers the health or safety of the Facility’s guests.

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11.3  Casualty and Condemnation.

11.3.1  You will notify us promptly after the Facility suffers a Casualty that prevents you from operating in the normal course of business, with less than 75% of guest rooms available. You will give us information on the availability of guest rooms and the Facility’s ability to honor advance reservations. You will tell us in writing within 60 days after the Casualty whether or not you will restore, rebuild and refurbish the Facility to conform to Territory System Standards and its condition prior to the Casualty. This restoration will be completed within 180 days after the Casualty. You may decide within the 60 days after the Casualty, and if we do not hear from you, we will assume that you have decided, to terminate this Agreement, effective as of the date of your notice or 60 days after the Casualty, whichever comes first. If this Agreement so terminates, you will pay all amounts accrued prior to termination and follow the post-termination requirements in Section 13. You will not be obligated to pay Liquidated Damages if the Facility will no longer be used as an extended stay or transient lodging facility after the Casualty.

11.3.2  You will notify us in writing within 10 days after you receive notice of any proposed Condemnation of the Facility, and within 10 days after receiving notice of the Condemnation date. This Agreement will terminate on the date the Facility or a substantial portion is conveyed to or taken over by the condemning authority.

11.4  Our Other Remedies.   We may suspend the Facility from the Reservation System for any default or failure to pay or perform under this Agreement, discontinue Reservation System referrals to the Facility for the duration of such suspension, and may divert previously made reservations to other Chain Facilities after giving notice of non-performance, non-payment or default. All Reservation System User Fees accrue during the suspension period. We may deduct points under our quality assurance inspection program for your failure to comply with this Agreement or Territory System Standards. Reservation service will be restored after you have fully cured any and all defaults and failures to pay and perform. We may omit the Facility from the Directory if you are in default on the date we must determine which Chain Facilities are included in the Directory. You recognize that any use of the System not in accord with this Agreement will cause us irreparable harm for which there is no adequate remedy at law, entitling us to injunctive and other relief. We may litigate to collect amounts due under this Agreement without first issuing a default or termination notice. Our consent or approval may be withheld if needed while you are in default under this Agreement or may be conditioned on the cure of all your defaults.

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12.   Liquidated Damages.

12.1  Generally.   If we terminate the License under Section 11.2, or you terminate this Agreement (except under Section 11.3 or as a result of our default which we do not cure within a reasonable time after written notice), you will pay us within 30 days following the date of termination, as Liquidated Damages, an amount equal to the sum of accrued Royalties and Basic Reservation Charges during the immediately preceding 24 full calendar months (or the number of months remaining in the unexpired Term at the date of termination, whichever is less). If the Facility has been open for less than 24 months, then the amount shall be the average monthly Royalties and Basic Reservation Charges since the Opening Date multiplied by 24. You will also pay any applicable Taxes assessed on such payment. Liquidated Damages will not be less than the product of € 200.00 (two hundreds /00) multiplied by the number of guest rooms in the Facility. If we terminate this Agreement under Section 3 before the Opening Date, you will pay us within 10 days after you receive our notice of termination Liquidated Damages equal to one-half the amount payable for termination under Section 11.2. Liquidated Damages are paid in place of our claims for lost future Recurring Fees under this Agreement. Our right to receive other amounts due under this Agreement is not affected.

12.2  Condemnation Payments.   In the event a Condemnation is to occur, you will pay us the fees set forth in Section 7 for a period of one year after we receive the initial notice of condemnation described in Section 11.3.2, or until the Condemnation occurs, whichever is longer. You will pay us Liquidated Damages equal to the average daily Royalties and Basic Reservation Charges for the one year period preceding the date of your condemnation notice to us multiplied by the number of days remaining in the one year notice period if the Condemnation is completed before the one year notice period expires. This payment will be made within 30 days after Condemnation is completed (when you close the Facility or you deliver it to the condemning authority). You will pay no Liquidated Damages if the Condemnation is completed after the one year notice period expires, but you must pay the fees set forth in Section 7 when due until Condemnation is completed.

13.   Your Duties At and After Termination.   When the License or this Agreement terminates for any reason whatsoever:

13.1  System Usage Ceases.   You will immediately stop using the System to operate and identify the Facility. You will remove all signage and other items bearing any Marks and follow the other steps detailed in the Territory System Standards Manual for changing the identification of the Facility. You will promptly paint over or remove the Facility’s distinctive System trade dress, color schemes and architectural features.

13.2       Other Duties.   You will pay all amounts owed to us under this Agreement within 10 days after termination. You will owe us Recurring Fees on Gross Room Revenues accruing while the Facility is identified as a “Days Inn”, including the Reservation System User Fees for so long as the Facility receives service from the Reservation System. We may immediately remove the Facility from the Reservation System and divert reservations as authorized in Section 11.4. We shall have the right, but not the obligation, to purchase some or all of the Facility’s Mark-bearing FF&E and supplies at the lower of their cost or net book value, with the right to set off their aggregate purchase price against any sums then owed us by you.

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13.3  Advance Reservations.  The Facility will honor any advance reservations, including group bookings, made for the Facility prior to termination at the rates and on the terms established when the reservations are made and pay when due all related travel agent commissions.

13.4  Survival of Certain Provisions.  Sections 3.8 (as to audits, for 2 years after termination), 3.9 (as to information relating to the Term, for 2 years after termination), 3.13, 7 (as to amounts accruing through termination), 8, 11.4, 12, 13, 15, 16 and 17 survive termination of the License and this Agreement, whether termination is initiated by you or us, even if termination is wrongful.

14. Your Representations and Warranties. You expressly represent and warrant to us as follows:

14.1  Quiet Enjoyment and Financing.  You own, or will own prior to commencing improvement, or lease, the Location and the Facility. You will be entitled to possession of the Location and the Facility during the entire Term without restrictions that would interfere with your performance under this Agreement, subject to the reasonable requirements of any financing secured by the Facility. You have, when you sign this Agreement, and will maintain during the Term, adequate financial liquidity and financial resources to perform you obligations under this Agreement.

14.2  This Transaction. Neither we nor any person acting on our behalf has made any oral or written representation or promise to you that is not written in this Agreement on which you are relying to enter into this Agreement. You release any claim against us or our agents based on any oral or written representation or promise not stated in this Agreement. You and the persons signing this Agreement for you have full power and authority and have been duly authorized, to enter into and perform or cause performance of your obligations under this Agreement. You have obtained all necessary approvals of your owners, Board of Directors and lenders. Your execution, delivery and performance of this Agreement will not violate, create a default under or breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which you or any of your principal owners is a party or is subject or to which the Facility is subject. Neither you nor the Facility is the subject of any current or pending merger, sale, dissolution, receivership, bankruptcy, foreclosure, reorganization, insolvency, or similar action or proceeding on the date you execute this Agreement and was not within the three years preceding such date, except as disclosed in the Application. You will submit to us the documents about the Facility, you, your owners and your finances that we request in the License Application (or after our review of your initial submissions) before or within 30 days after you sign this Agreement.

14.3  No Misrepresentations or Implied Covenants.  All written information you submit to us about the Facility, you, your owners, any guarantor, or the finances of any such person or entity, was or will be at the time delivered and when you sign this Agreement, true, accurate and complete, and such information contains no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances. There are no express or implied covenants or warranties, oral or written, between we and you except as expressly stated in this Agreement.

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15.   Proprietary Rights.

15.1  Marks and System.  You will not acquire any interest in or right to use the System or Marks except under this Agreement. You will not apply for governmental registration of the Marks, or use the Marks or our corporate name in your legal name, but you may use a Mark for an assumed business or trade name filing. You will sign and return to us or to DIA or Global Services, as you are instructed,  any trademark license or registered user agreement that may be requested from you from time to time.

15.2  Inurements.  All present and future distinguishing characteristics, improvements and additions to or associated with the System by us, you or others, and all present and future service marks, trademarks, copyrights, service mark and trademark registrations used and to be used as part of the System, and the associated good will, shall be the property of Global Services or DIA and will inure to their benefit. No good will shall attach to any secondary designator that you use.

15.3  Other Locations and Systems.  We and our affiliates, Global Services and DIA, and their respective affiliates, each reserve the right to own, in whole or in part, and manage, operate, use, lease, finance, sublease, franchise, license (as licensor or licensee), provide services to or joint venture (i) distinctive separate lodging or food and beverage marks and other intellectual property which are not part of the System, and to enter into separate agreements with you or others (for separate charges) for use of any such other marks or proprietary rights, (ii) other lodging, food and beverage facilities, or businesses, under the System utilizing modified Territory System Standards, and (iii) a Chain Facility at or for any location other than the Location. There are no territorial rights or agreements between the parties. You acknowledge that we are affiliated with or in the future may become affiliated with other lodging providers or franchise systems that operate under names or marks other than the Marks. We and our affiliates may use or benefit from common hardware, software, communications equipment and services and administrative systems for reservations, franchise application procedures or committees, marketing and advertising programs, personnel, central purchasing, approved supplier lists, franchise sales personnel (or independent franchise sales representatives), etc.

15.4  Confidential Information.  You will take all appropriate actions to preserve the confidentiality of all Confidential Information. Access to Confidential Information should be limited to persons who need the Confidential Information to perform their jobs and are subject to your general policy on maintaining confidentiality as a condition of employment or who have first signed a confidentiality agreement. You will not permit copying of Confidential Information (including, as to computer software, any translation, decompiling, decoding, modification or other alteration of the source code of such software). You will use Confidential Information only for the Facility and to perform under this Agreement. Upon termination (or earlier, as we may request), you shall return to us all originals and copies of the Territory System Standards Manual, policy statements and Confidential Information “fixed in any tangible medium of expression”. Your obligations under this subsection commence when you sign this Agreement and continue for trade secrets (including computer software we license to you) as long as they remain secret and for other Confidential Information, for as long as we continue to use the information in confidence, even if edited or revised, plus three years. We will respond promptly and in good faith to your inquiry about continued protection of any Confidential Information.

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15.5  Litigation.  You will promptly notify us of (i) any adverse or infringing uses of the Marks (or names or symbols confusingly similar), Confidential Information or other System intellectual property, and (ii) or any threatened or pending litigation related to the System against (or naming as a party) you or us of which you become aware. We alone handle disputes with third parties concerning use of all or any part of the System. You will cooperate with our efforts to resolve these disputes. We need not initiate suit against imitators or infringers who do not have a material adverse impact on the Facility, or any other suit or proceeding to enforce or protect the System in a matter we do not believe to be material.

16.   Relationship of Parties.

16.1  Independence.   You are an independent contractor.  You are not the legal representative or agent of Global Services, DIA or us, and you have no power to obligate any of those parties for any purpose whatsoever. We and you have a business relationship based entirely on and circumscribed by this Agreement. No partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. You will exercise full and complete control over and have full responsibility for your contracts, daily operations, labor relations, employment practices and policies, including, but not limited to, the recruitment, selection, hiring, disciplining, firing, compensation, work rules and schedules of your employees.

16.2  Joint Status.   If you comprise two or more persons or entities (notwithstanding any agreement, arrangement or understanding between or among such persons or entities) the rights, privileges and benefits of this Agreement may only be exercised and enjoyed jointly. The liabilities and responsibilities under this Agreement will be the joint and several obligations of all such persons or entities.

17.  Legal Matters.

17.1  Partial Invalidity.  If all or any part of a provision of this Agreement violates any applicable Law, such provision or part will not be given effect. If all or any part of a provision of this Agreement is declared invalid or unenforceable, for any reason, or is not given effect by reason of the prior sentence, the remainder of the Agreement shall not be affected. However, if in our judgment the invalidity or ineffectiveness of such provision or part substantially impairs the value of this Agreement to us, then we may at any time terminate this Agreement by written notice to you without penalty or compensation owed by either party.

17.2  Waivers, Modifications and Approvals.   If we allow you to deviate from this Agreement, we may insist on strict compliance at any time after written notice. Our silence or inaction will not be or establish a waiver, consent, course of dealing, implied modification or estoppel. All modifications, waivers, approvals and consents of or under this Agreement by us must be in writing and signed by our authorized representative to be effective.

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17.3  Notices.   Notices will be effective if in writing and delivered by facsimile transmission with confirmation original sent by registered mail, return receipt requested, to the appropriate party at its address stated below or as may be otherwise designated by notice. Notices shall be deemed given on the date delivered or date of attempted delivery, if refused.

Your name:          Hospitalia  S.p.a. - Attention: Mrs. Graziella Bortolazzi
Your address:     Via Francesco Sforza 15,  20122 Milano, Italy
Your fax No.:      + 39 02 763 88 737

Our Name:           Days Master Italia S.p.a. - Attention: Mr. Andrea Cesaretti
Our Address:      Via Tripoli 185, 47900 Rimini, Italy
Our Fax No:         + 39 02 700 423 481

17.4  Remedies.   Remedies specified in this Agreement are cumulative and do not exclude any remedies available at law or in equity. The non-prevailing party will pay all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party to enforce this Agreement or collect amounts owed under this Agreement

17.5  Miscellaneous.   This Agreement will be governed by and construed under the laws of the Republic of Italy. This Agreement is exclusively for the benefit of the parties. There are no third party beneficiaries. No agreement between us and anyone else is for your benefit. The section headings in this Agreement are for convenience of reference only. We may unilaterally revise Schedule C under this Agreement. This Agreement, together with the exhibits and schedules attached, is the entire agreement (superseding all prior representations, agreements and understandings, oral or written) of the parties about the Facility.

17.6      Arbitration.   All controversies, disputes or claims arising in connection with, from or with respect to this Agreement, including those ones connected to its validity, interpretation, compliance and termination, shall be submitted for arbitration to a sole arbitrator jointly appointed by you and us or, in case of disagreement about the designation of the arbitrator, by the President of the Court of Rimini. The arbitrator shall judge the settlement under terms and procedures of Italian law under the rules of the paragraph 806 and following of the Italian c.p.c..  The fee of the arbitrator shall be those minimum provided by the arbitrator’s professional association. T he arbitration proceeding shall have to be conducted in Rimini, Italy.

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17.7  Relationship To Master License.

17.7.1  We have the authority to enter into this Days Inn System License Agreement with you because we are the Master Licensee for the Territory under the terms of a Master License Agreement (the “Master License Agreement”) dated as of  June 1, 2000, between Global Services and us. We are also the licensee under a Trademark License Agreement between DIA and us, dated the same date. These Agreements give us the authority to franchise the Days Inn System in the Territory. Under the Master License Agreement, Global Services has the right to disapprove sites for Chain Facilities, disapprove plans and specifications for new construction Chain Facilities or renovation plans and improvements for conversion Chain Facilities, inspect Chain Facilities before opening and require improvements to be made before opening is authorized, change or modify the delivery of Reservation System Services, create and operate international marketing funds and provide the Directory, modify System Standards for all Chain Facilities, which will cause potential changes in the Territory System Standards that apply to the Facility and to you, create, modify and terminate Marks that you will be authorized to use, require you to sign authorized or registered user instruments or agreements and have the same recorded with appropriate government authorities, create and distribute confidential information, approve any changes to the form of License Agreement we use for Days Inn System franchises, require that we take action against defaulting licensees of Chain Facilities, cause us to demand compliance with all Territory System Standards, suspend reservation service to any Chain Facility in default under its License Agreement, restrict our ability to formulate modifications of this Agreement or enter into workout and forbearance agreements with licensees, require us to cause each Chain Facility to be equipped with a battery operated or hard-wired smoke and fire alarm system and secure guest room locking and building access systems and otherwise perform in accordance with the Master License Agreement. Global Services and its agents shall have right at any time during regular business hours to inspect the Facility jointly with our employees or agents, and to audit your books and records.

17.7.2 At the option of Global Services, it may acquire our rights under this Agreement if the Master License Agreement terminates, in which case it would assume our obligations to provide services to you under this Agreement and perform in our place. You agree that if that occurs, you will continue to perform under this Agreement and will honor all of its terms, covenants and conditions. If you are notified that this Agreement has been assumed by Global Services or its designee, you will promptly provide Global Services or the designee, at the address it gives you for communications, copies of all written modifications and agreements signed by both we and you for the effective performance of either party under this Agreement. No agreements or modifications not in writing and signed by both parties will be effective to modify the terms of this Agreement if it is assumed by Global Services or its designee. If we terminate the Master License Agreement because Global Services does not perform, Global Services or its designee will assume our obligations under this Agreement as franchisor. If you do not approve of the designee of Global Services for any reason, you may terminate this Agreement without penalty or payment of Liquidated Damages and giving written notice to Global Services that must be given within 30 days after you are notified by Global Services of the designee that it has assumed our obligations under this Agreement. Any amounts owed by us to you accruing from before any assumption of this Agreement by Global Services or its designee will be our responsibility and not the responsibility of Global Services.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

WE:
Days Master Italia S.p.a.

By: /s/ Andrea Cesaretti	Attest:_______________________
Title: President	Assistant Secretary

YOU, as licensee:
Hospitalia S.p.a.

By: /s/ Graziella Bortolazzi	«Attest»:_______________________
Graziella Bortolazzi	Assistant Secretary
Title: CEO

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APPENDIX A

DEFINITIONS

Agreement means this License Agreement.

Application Fee means the fee you pay when you submit your Application under Section 6.

Approved Plans means your plans and specifications for constructing or improving the Facility initially or after opening, as approved by us under Section 3.

Casualty means destruction or significant damage to the Facility by act of God or other event beyond your reasonable anticipation and control.

Chain means the network of Chain Facilities worldwide.

Chain Facility means a lodging facility we own, lease, manage, operate or authorize another party to operate using the System and identified by the Marks in the Territory.

Condemnation means the taking of the Facility for public use by a government or public agency legally authorized to do so, permanently or temporarily, or the taking of such a substantial portion of the Facility that continued operation in accordance with the Territory System Standards, or with adequate parking facilities, is commercially impractical, or if the Facility or a substantial portion is sold to the condemning authority in lieu of condemnation.

Conference Fee means the fee we charge for your attendance at a conference for Chain Facilities and their licensees when and if held, or the fee charged by DIA for the Days Inn Chain conference .

Confidential Information means any trade secrets we own or protect and other proprietary information not generally known to the lodging industry including confidential portions of the Territory System Standards Manual or information we otherwise impart to you and your representatives in confidence. Confidential Information includes the “Standards of Operation and Design Manual” and all other Territory System Standards manuals and documentation, including those on the subjects of employee relations, finance and administration, field operation, purchasing and marketing, the Reservation System software and applications software.

Days Inn Facilities means all facilities authorized to operate under the Days Inn System worldwide.

Design Standards mean standards specified in the Territory System Standards Manual from time to time for design, construction, renovation, modification and improvement of new or existing Chain Facilities, including all aspects of facility design, number of rooms, rooms mix and configuration, construction materials, workmanship, finishes, electrical, mechanical, structural, plumbing, HVAC, utilities, access, life safety, parking, systems, landscaping, amenities, interior design and decor and the like for a Chain Facility.

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DIA means Days Inns of America, Inc., its successors and assigns.

Directory means the general purpose directory DIA publishes listing the names and addresses of Days Inn Facilities.

Effective Date means the date we insert in the Preamble of this Agreement after we sign it.

Equity Interests shall include, without limitation, all forms of equity ownership of you, including voting stock interests, partnership interests, limited liability company membership or ownership interests, joint and tenancy interests, the proprietorship interest, trust beneficiary interests and all options, warrants, and instruments convertible into such other equity interests.

Equity Transfer means any transaction in which your owners or you sell, assign, transfer, convey, pledge, or suffer or permit the transfer or assignment of, any percentage of your Equity Interests that will result in a change in control of you to persons other than those disclosed on Schedule B, as in effect prior to the transaction. Unless there are contractual modifications to your owners’ rights, an Equity Transfer of a corporation or limited liability company occurs when either majority voting rights or beneficial ownership of more than 50% of the Equity Interests changes. An Equity Transfer of a partnership occurs when a newly admitted partner will be the managing, sole or controlling general partner, directly or indirectly through a change in control of the Equity Interests of an entity general partner. An Equity Transfer of a trust occurs when either a new trustee with sole investment power is substituted for an existing trustee, or a majority of the beneficiaries convey their beneficial interests to persons other than the beneficiaries existing on the Effective Date. An Equity Transfer does not occur when the Equity Interest ownership among the owners of Equity Interests on the Effective Date changes without the admission of new Equity Interest owners.  An Equity Transfer occurs when you merge, consolidate or issue additional Equity Interests in a transaction which would have the effect of diluting the voting rights or beneficial ownership of your owners’ combined Equity Interests in the surviving entity to less than a majority.

Facility means the Location, together with all improvements, buildings, common areas, structures, appurtenances, facilities, entry/exit rights, parking, amenities, FF&E and related rights, privileges and properties existing at the Location on the Effective Date or afterwards.

FF&E means furniture, fixtures and equipment.

FF&E Standards means standards specified in the Territory System Standards Manual for FF&E and supplies to be utilized in a Chain Facility.

Food and Beverage means any restaurant, catering, bar/lounge, entertainment, room service, retail food or beverage operation, continental breakfast, food or beverage concessions and similar services offered at the Facility.

Global Services means Cendant Global Services B.V., its successors and assigns.

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Gross Room Revenues  means gross revenues attributable to or payable for rentals of guest rooms at the Facility, including all credit transactions, whether or not collected, but excluding separate charges to guests for Food and Beverage, room service, telephone charges, key forfeitures and entertainment; vending machine receipts; and federal, state and local sales, occupancy and use taxes.

Improvement Obligation means your obligation to either (i) renovate and upgrade the Facility, or (ii) construct and complete the Facility, in accordance with the Approved Plans and Territory System Standards, as described in Section 3.

Indemnitees means us, our direct and indirect parent, subsidiary and sister corporations, Cendant Corporation, Cendant Finance Holding Corporation, Cendant Global Services, Inc., Cendant Global Services B.V., DIA and the respective officers, directors, shareholders, employees, agents and contractors, and the successors, assigns, personal representatives, heirs and legatees of all such persons or entities.

Initial Fee means the fee you are to pay for signing this Agreement as stated in Section 6.1.

License means the non-exclusive license to operate the type of Chain Facility described in Schedule B only at the Location, using the System and the Mark we designate in Section 1.

License Year means the one-year period beginning on the Opening Date and each subsequent anniversary of the Opening Date and ending on the day preceding the next anniversary of the Opening Date.

Liquidated Damages means the amounts payable under Section 12, set by the parties because actual damages will be difficult or impossible to ascertain on the Effective Date and the amount is a reasonable pre-estimate of the damages that will be incurred and is not a penalty.

Location means the parcel of land and building situated at Via Monte del Re 43, Dozza (Italy), as more fully described in Schedule A.

Losses and Expenses means all payments or obligations to make payments either (i) to or for third party claimants by any and all Indemnitees, including guest refunds, or (ii) incurred by any and all Indemnitees to investigate, respond to or defend a matter, including without limitation investigation and trial charges, costs and expenses, attorneys’ fees, experts’ fees, court costs, settlement amounts, judgments and costs of collection.

Maintenance Standards means the standards specified from time to time in the Territory System Standards Manual for repair, refurbishment and replacement of FF&E, finishes, decor, and other capital items and design materials in Chain Facilities.

Marks means, collectively (i) the service marks associated with the System published in the Territory System Standards Manual from time to time including, but not limited to, the name, design and logo for “Days Inn” and other marks (U.S. Reg. Nos.: 1,160,430; 1,160,431; 1,420,612; 1,469,518; and 1,003,834) [local registration information] and (ii) trademarks, trade names, trade dress, logos and derivations, and associated good will and related intellectual property interests.

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Marks Standards means standards specified in the Territory System Standards Manual for interior and exterior Mark-bearing signage, advertising materials, china, linens, utensils, glassware, uniforms, stationery, supplies, and other items, and the use of such items at the Facility or elsewhere.

Minor Renovation means the repairs, refurbishing, repainting, and other redecorating of the interior, exterior, guest rooms, public areas and grounds of the Facility and replacements of FF&E we may require you to perform under Section 3.16.

Minor Renovation Ceiling Amount means € 1,500.00 (one thousand five hundreds /00) per guest room.

Minor Renovation Notice means the written notice from us to you specifying the Minor Renovation to be performed and the dates for commencement and completion given under Section 3.16.

Opening Date means the date on which we authorize you to open the Facility for business identified by the Marks and using the System.

Operations Standards means standards specified in the Territory System Standards Manual for cleanliness, housekeeping, general maintenance, repairs, concession types, food and beverage service, vending machines, uniforms, staffing, employee training, guest services, guest comfort and other aspects of lodging operations.

Permitted Transferee means (i) any entity, natural person(s) or trust receiving from the personal representative of an owner any or all of the owner’s Equity Interests upon the death of the owner, if no consideration is paid by the transferee  or (ii) the spouse or adult issue of the transferor, if the Equity Interest transfer is accomplished without consideration or payment, or (iii) any natural person or trust receiving an Equity Interest if the transfer is from a guardian or conservator appointed for an incapacitated or incompetent transferor.

Punch List means the list of upgrades and improvements, that we deliver to you in a form substantially similar to that attached as part of Schedule B, which you are required to complete under Section 3.

Recurring Fees means fees paid to us on a periodic basis, including without limitation, Royalties, Reservation System User Fees, and other reservation fees and charges as stated in Section 7.

Relicense Fee means the fee your transferee or you pay to us under Section 7 when a Transfer occurs.

Reservation System User Fees means the fees you pay to us, Global Services or DIA under Section 7 and Schedule C for reservation services, including the Basic Reservation Charge and any other fees we charge for services provided by or through the Reservation System.

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Reservation System   or “Central Reservation System” means the system for offering to interested parties, booking and communicating guest room reservations for Chain Facilities described in Section 4.2.

Rooms Addition Fee means the fee we charge you for adding guest rooms to the Facility.

Royalty means the monthly fee you pay to us for use of the System under Section 7.1. “Royalties” means the aggregate of all amounts owed as a Royalty.

System means the comprehensive system for providing guest lodging facility services under the Marks as we, Global Services or DIA may specify which at present includes only the following:  (a) the Marks; (b) other intellectual property, including Confidential Information, Territory System Standards Manual and know-how; (c) marketing, advertising, publicity and other promotional materials and programs; (d) Territory System Standards; (e) training programs and materials; (f) quality assurance inspection and scoring programs; and (g) the Reservation System.

Technology Standards means standards specified in the Territory System Standards Manual for local and long distance telephone communications services, telephone, telecopy and other communications systems, point of sale terminals and computer hardware and software for various applications, including, but not limited to, front desk, rooms management, records maintenance, marketing data, accounting, budgeting and interfaces with the Reservation System to be maintained at the Chain Facilities.

Term means the period of time during which this Agreement shall be in effect, as stated in Section 5.

Termination means a termination of the License under Sections 11.1 or 11.2 or your termination of the License or this Agreement.

Territory means the Republic of Italy, the Republic of San Marino and Vatican City, the area in which we are licensed by Global Services to grant System licenses.

Territory System Standards means the standards for the participating in the System published in the Territory System Standards Manual, including but not limited to Design Standards, FF&E Standards, Marks Standards, Operations Standards, Technology Standards and Maintenance Standards and any other standards, policies, rules and procedures we promulgate about System operation and usage.

Territory System Standards Manual means the Standards of Operation and Design Manual and any other manual we publish or distribute specifying the Territory System Standards.

Transfer means (1) an Equity Transfer, (2) you assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise without our consent as specified in Section 9, (3) you assign (other than as collateral security for financing the Facility) your leasehold interest in (if any), lease or sublease all or any part of the Facility to any third party, (4) you engage in the sale, conveyance, transfer, or donation of your right, title and interest in and to the Facility, (5) your lender or secured party forecloses on or takes possession of your interest in the Facility, directly or indirectly, or (6) a receiver or trustee is appointed for the Facility or your assets, including the Facility. A Transfer does not occur when you pledge or encumber the Facility to finance its acquisition or improvement, you refinance it, or you engage in a Permitted Transferee transaction.

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“You” and “Your” means and refers to the party named as licensee identified in the first paragraph of this Agreement and its Permitted Transferees.

“We”, “Our” and “Us” means and refers to Days Master Italia S.p.a., an Italian company with liability limited by stock, its successors and assigns.

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SCHEDULE A

(Description of Facility)

Address:
Via Monte del Re, 43 - 40050 (BO)  Dozza – Italy.
Rooms
6 - Junior Suites with jacuzzi bathroom
10 - Twin bedded rooms
18 - king size
4 - single rooms with french bed.
All the rooms are furnished in style, with a panoramic view and are equipped with the following comforts: air conditioning, telephone, minibar, tv color satellite and wire radio.
Restaurant:
Offers a cuisine which tends to re-discover the ancient flavours of the culinary traditions of Emilia Romagna, national and international, with a touch of creativeness of the gourmet wines. Rooms:
Garden e Swimming-pool
Conference Center:
The congress centre, made out of the nave of the ancient church, can seat up 200 people and is provided with the most important basic audio-visual equipment. For smaller meeting or workshops, the hotel also has more secluded rooms.
“Church”: Can seat up to 200 people in theatre style or 60 people in horseshoe style.
Bar: Can seat up to 60 people in theatre style or 35 people in horseshoe style.
Sagrestia: Can seat up to 35/40 people in theatre style or 20 people in horseshoe style.
Cenacolo: Can seat up to 30 people in theatre style or 15 people in horseshoe style.
Library: Can seat up to 10 people arround a single table

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SCHEDULE B

PART I:                YOUR OWNERS:

Name	Ownership Percentage	Type of Equity Interest
Bezzi Lidiana	26,10%	VotingStock Interest
Cesaretti Alice	20,94%	Voting Stock Interest
Cesaretti Andrea	20,94%	Voting Stock Interest
Bortolazzi Graziella	1,04%	Voting Stock Interest
H2B Capital Limited, London	30,96%	Voting Stock Interest
Meschia Andrea	0,02%	Voting Stock Interest

Total	100,00%

PART II:                THE FACILITY:

                                Primary designation of Facility: Days Inn Resort & Conference Center

                                Number of approved guest rooms: 38

                                Parking facilities (number of spaces, description): 60

PART III:	DESCRIPTION AND SCHEDULE OF RENOVATIONS TO BE COMPLETED AS THE IMPROVEMENT OBLIGATION :

[Punch List attached as Schedule D]

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SCHEDULE C

RESERVATION SYSTEM USER FEES
PROPERTY TO PROPERTY INCENTIVE PROGRAM
May 1998

                The Basic Reservation Charge is equal to (i) One Percent (1.0%) of Gross Room Revenues. These amounts are subject to adjustment every three years beginning in 2000 for changes in the cost of living in the United States..

                The GDS Fee described in Section 7 is €4.50 per gross reservation communicated through the Global Distribution System and €3.50 per gross reservation booked through the Internet. The travel agent commission described in Section 7 is 10% of the Gross Room Revenues generated by each reservation originated by the agent. The general sales agent commission (also known as international sales office commission) and the “property to property” incentive program sales commission payable to another Days Inn Facility licensee, is 5% of the Gross Room Revenues generated by each reservation originated in an area served by a general sales agent/international sales office or by the other Days Inn Facility.

                If  the number of guest complaints per 1,000 occupied roomnights about you or the Facility in a calendar year exceed the “Annual Facility Allotment” we establish with the approval of the Board of Directors of the Days Inn Franchisee Advisory Association, Inc., you will be charged a “First Assessment” of US$10.00 for each additional complaint received during that year. You will be contacted when the complaint is received and you will be responsible to resolve the complaint to the satisfaction of the guest. If any complaint for which you have received a First Assessment is not resolved to the satisfaction of the complaining guest within 30 days after referral to you and the guest contacts us again to seek resolution, you will be charged a “Second Assessment” of US$25.00, plus the costs we incur to settle the matter with the guest. The Annual Facility Allotment will be not less than the average number of guest complaints received by us for all Chain Facilities during the preceding calendar year per 1,000 occupied roomnights. You will be informed of your Annual Facility Allotment when it is established. The amounts of the First and Second Assessments may be changed on a Chain-wide basis at any time upon 60 days advance notice, with the approval of the Board.

                We reserve the right to increase or modify the Basic Reservation Charge and any other Reservation System User Fees for all Chain Facilities and to add other fees and charges for new services, at our sole discretion as to amount or formula from time to time but with at least 30 days prior written notice, to reflect changes in our fully allocated costs of providing Reservation System-related services, and to add, drop or modify the types of reservation services offered.

                You will receive an incentive commission equal to 5% of the Gross Room Revenues generated by a reservation originated through the Facility’s Reservation System terminal. We may establish rules and procedures for this program in the Manuals. Your incentive commissions are payable monthly in arrears. We may use your incentive commission payments to offset amounts you owe us for Recurring Fees and other charges, or owe our Affiliates for other fees and charges.

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License Agreement Dozza - 29

SCHEDULE D

PUNCH LIST

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